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                            EXHIBIT 10C

                          August 10, 1998

Mr. C. William Kaman II
221 Newgate Road
East Granby, CT 06026

Dear Bill:

     This letter is to summarize our discussions as a result of your decision to resign all officer and director positions with Kaman Corporation and its subsidiaries, with the exception of your position as a member of the Board of Directors of Kaman Corporation, effective August 11, 1998. In order to provide for your availability after that date and to enhance your retirement benefits, we have agreed as follows:

1. EMPLOYMENT AS SENIOR EXECUTIVE ADVISOR. Beginning August ll, 1998 and ending on December 31, 2001 (the "Advisor Period"), Kaman Corporation (sometimes referred to as "we" or "the Corporation"in this Agreement) will retain you in full time employee status, holding the position of Senior Executive Advisor. During the Advisor Period, you will receive monthly salary payments at the annual rate Two Hundred Forty Five Thousand Dollars ($245,000), which payments will be subject to tax and employee benefit withholdings. In this position, you will be eligible for all the usual employee benefits available to other senior executive Kaman Corporation employees.

     This arrangement is not intended to restrict your pursuit of other business interests. However, it is recognized that your position and length of experience at Kaman Music Corporation ("Music") provide you with a unique professional perspective. Therefore, for a period of one year beginning August 11, 1998, you will provide professional guidance to Music management from time to time. Appropriate office facilities will be made available to you for the occasions upon which you visit Music. Should Music management request you to attend trade shows, events, or special calls, and if you agree to attend same, you will be reimbursed for the travel expenses you incur, including lodging, transportation and meals.

2. STOCK APPRECIATION RIGHTS, RESTRICTED STOCK AWARDS AND STOCK OPTIONS. At December 31, 2001, we will cause the remaining restrictions on your existing restricted stock awards to lapse as of that date and will pay you an amount equal to the fair market value of the shares on that date. In addition, at December 31, 2001, for all your existing stock options and stock appreciation rights then outstanding (whether exercisable or non-exercisable), we will pay you the difference between their exercise prices and the fair market value of the shares at that date. Fair market value will be determined by the closing price of the Class A common stock on December 31, 2001.
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Mr. C. William Kaman 11
August 10, 1998
Page 2


3. ELIGIBILITY FOR GROUP MEDICAL COVERAGE AT END OF ADVISOR PERIOD. At the end of the Advisor Period, you, Loraine, Kathryn and Tyson will also be considered eligible for the Connecticut General group medical insurance program on the same basis as other members of the Kaman family. Please note that Jill and Laurel are currently included in the "other members of the Kaman family" group and John has coverage as an employee of Kamatics.

4. EARLY TERMINATION OF THE ADVISOR PERIOD. Notwithstanding any other provision of Agreement, you may end this Agreement at any time prior to December 31, 2001. You shall exercise this right on the date you wish to terminate the Agreement by providing written notification to the office of the President, Kaman Corporation on that date (the "Early Termination Date"). As of the Early Termination Date, we will pay you a lump sum equal to the total of unpaid monthly salary payments that would otherwise have been paid through December, 2001. In addition, as of the Early Termination Date, for all your existing restricted stock awards then remaining subject to restrictions, we will pay you the fair market value of the shares on that date, and for all your existing stock options and stock appreciation rights outstanding at the Early Termination Date (whether exercisable or non-exercisable), we will pay you the difference between their exercise prices and the fair market value of the shares at the Early Termination Date. Fair market value will be determined by the closing price of the Class A common stock on the Early Termination Date. At the Early Termination Date, you, Loraine, Kathryn and Tyson will also be considered eligible for the Connecticut General group medical insurance program on the same basis as other members of the Kaman family.

     If the Early Termination Date occurs before December 31, 1999, we will pay the premium for your existing group universal life insurance policy through December 31, 1999 and will provide you with estate and tax planning services reimbursement under the Kaman Corporation program, through December 31,1999.

5. AUTOMOBILE. At August 11, 1998, we will give you the 1995 Saab 9000 company automobile that you now have. The value then attributed to it by the leasing company (i.e., the remaining lease payments) will be considered "fringe benefit" income to you and that amount will be subject to tax in 1998.

6. PAYMENTS UPON YOUR DEATH. In the event of your death during the term of your employment as Senior Executive Advisor, such date will automatically be considered the Early Termination Date and the payments described in Section 4 shall be made to your estate.

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Mr. C. William Kaman 11
August 10, 1998
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     If the foregoing accurately reflects your understanding of our agreement, please sign and date this letter in the space provided. When fully signed, this letter will constitute our entire agreement regarding this matter. As additional consideration for the three and one half year employment agreement, this letter and your signature to the attached General Release and Agreement will also constitute your general release of Kaman Corporation and its subsidiaries from any matters other than those described in this letter.

                            Sincerely,




                            Charles H. Kaman, President

Accepted and Agreed to this 10th
day of August, 1998.

C. William Kaman II



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